EXHIBIT 99.1

INTERNATIONAL GOLD CORP.

NEWS RELEASE
September 2, 2014

International Gold Corp. Executes Letter of Intent with
Lode-Star Gold, Inc.

Vancouver, British Columbia, September 2, 2014 (ITGC:OTCQB) – International Gold Corp. (“ITGC”) announced today that it has entered into a Letter of Intent (the “LOI”) with Lode-Star Gold, Inc. (“LSG"), a private Nevada corporation, regarding a proposed reverse takeover of ITGC by LSG.  Pursuant to the LOI, ITGC has agreed to issue shares of its common stock and make certain payments to LSG in consideration for the acquisition of an interest in LSG's Nevada Goldfield Bonanza property (the “Property”), as follows:

1.	In order to earn a 20% undivided interest in the Property, ITGC is required to issue 35,000,000 shares of its common stock to LSG at a deemed price of $0.02 per share for a total value of $700,000.

2.
In order to earn an additional 60% interest in the Property (for a total of 80%), ITGC is required to fund all Expenditures on the Property and pay LSG an aggregate of $5 million in cash from net smelter returns (“NSR”) royalty.

Until such time as ITGC has earned the additional 60% interest, the production NSR will be split as to 79.2% to LSG and 19.8% to ITGC since the Property is subject to a pre-existing 1% NSR royalty in favor of a third party.

ITGC and LSG have agreed to use their best efforts to negotiate and execute a definitive agreement setting out in full the terms of transaction within 30 days. The definitive agreement will be subject to a number of closing conditions including the satisfactory completion of due diligence and the receipt of all necessary governmental and regulatory approvals.

If ITGC fails to make any cash payments to LSG within one year of signing the definitive agreement ITGC has agreed pay LSG an additional $100,000, and in any subsequent years in which ITGC fails to complete the payment of the entire $5 million described above, it must make quarterly cash payments to LSG of $25,000 until such time as it has earned the 60% interest in the Property.

In connection with the signing of the LOI, ITGC has agreed to appoint Mark Walmesley, a director of LSG, to the Board of Directors of ITGC.  Mr. Walmesley will be appointed as ITGC’s President, CEO, CFO and Treasurer upon the closing of the definitive agreement and Mr. Bob Baker will continue on the Board of Directors and act as the company's Secretary.

About the Property

The Goldfield Bonanza Property is geographically located adjacent to the historic gold producing town of Goldfield, Nevada.  The Goldfield District was discovered in 1903 and has produced intermittently since that time, with the last recorded production coming from open pit operations conducted during the 1980’s. According to Nevada Bureau of Mines and Geology Bulletin 78 (1972), the Goldfield District has recorded production in excess of 4.1 million ounces of gold from high grade quartz-alunite ledges, with some historic stopes grading in excess of 1 oz/ton Au (>34 g/tonne). Bulletin 78 also noted that the average grade of recorded gold production from 1903 to 1940 was in excess of 0.5 oz/ton Au (>17 g/tonne).

The Goldfield District is a classic, epithermal, high sulfidation gold system, hosted by volcanic rocks of Tertiary age. The Property consists of 31 patented claims (100% owned by LSG) and 1 unpatented mill-site claim. A large portion of the Property is covered by a thin veneer (<130 feet or <40 m) of post mineral sediments, and consequently offers untested exploration targets not located by historic prospecting and mining. Through the years 1998 to 2010, LSG completed 39,200 feet (11,950 m) of reverse circulation and core drilling, both surface and underground, and encountered intercepts of multiple ounces per tonne in some of its drilling. LSG has only tested less than 1,000 feet (300 m) of the main structural zone. Preliminary CSAMT data indicates a potential strike length in excess of 5,000 feet (1500 m) along this principle structural zone. A considerable portion of LSG's $5 million work program expenditure included underground rehabilitation and sampling of old workings, and surface and underground drilling.

In March 2011, ICN Resources Ltd. (a former Canadian public company) entered into a mineral option/joint venture agreement with LSG and carried out an extensive work program on the Property at a cost of approximately $2.5 million, including a biogeochemical study, a CSAMT survey of the entire property, 5,800 feet (1768 m) of core drilling in 26 holes and 27,400 feet (8354 m) of reverse circulation (RC) drilling for a total of 63 RC holes.

Since September 2013, LSG has been the 100% operator of the Property and has actively restructured data obtained during the period in which the ICN agreement was in effect. A NI 43-101-compliant technical report on the Property was completed in June 2014.

Contact:

Robert M. Baker, President
International Gold Corp.
Phone: 604-328-4686
Email: bobbaker@internationalgoldcorp.com

Safe Harbor Statement and Forward-Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause ITGC’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements.  Forward-looking statements reflect ITGC’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.  Except as required by law, ITGC assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.